Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

California BanCorp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, no par value per share

	Equity	Preferred Stock, no par value per share

	Other	Depository Shares

	Debt	Debt Securities

	Other	Purchase Contracts

	Other	Warrants

	Other	Rights

	Other	Units

	Unallocated (Universal) Shelf	(1), (2)	457(o)		(3)	$75,000,000	$0.0000927	$6,952.50

Fees Previously Paid

	Total Offering Amounts					$75,000,000		$6,952.50

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$6,952.50

(1)

There are being registered hereunder such indeterminate number of shares of common stock, such indeterminate number of warrants to purchase common stock, and such indeterminate number of units as may, from time to time, be issued at indeterminate prices. Any securities registered hereunder may be sold separately or as units with the other securities registered hereunder. The proposed maximum offering price per unit will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares we are registering under this registration statement include such indeterminate number of shares of common stock as may be issuable with respect to the shares we are registering as a result of stock splits, stock dividends or similar transactions.

(3)

The proposed maximum offering price per security will be determined from time to time by the registrant in connection with, and at the time of, the issuance of the securities and is not specified as to each class of security pursuant to Item 16(b) of Form S-3, as amended.